Exhibit No. 99.1

PRESS RELEASE

DEEP WELL Appoints Leading Petroleum Engineer to its Board of Directors

November 19, 2014 – 08:00 ET

EDMONTON, ALBERTA - (Marketwired) Deep Well Oil & Gas, Inc. (and its subsidiaries – "Deep Well" or "Company") (OTCQB Marketplace: DWOG) is pleased to announce the appointment of Mr. Colin Philip Outtrim to the Board of Directors of Deep Well Oil & Gas, Inc.

Over the course of 40 years, Mr. Outtrim, BASc., P. Eng., ICD.D, petroleum engineer with broad experience in the global oil and gas industry, has been President, CEO and Senior Manager of three engineering companies, as well as the past President and Director of DeGolyer and MacNaughton Canada Limited, a leading independent consulting firm focused on the reservior modeling and evaluation industry. He has extensive experience reporting to audit committees as a "qualified reserves evaluator and auditor".

Mr. Outtrim has served on the United Nations Expert Committee on reserve and resource definitions, and has recently completed a three year term on the Board of Trustees of the Society of Petroleum Engineers Canadian Educational Trust Fund as Trustee and Treasurer. He is also the past Chairman of the Petroleum Society of CIM.

The Board of Directors of Deep Well Oil & Gas, Inc. welcome Mr. Colin Outtrim to the Board and look forward to working with him in the future.

Deep Well is fully committed to best practices in Environmental Stewardship to assure sustainable development of its in-situ heavy oil holdings.

In September 2014, the SAGD project, in which the company is a 25% participant, commenced production. Since then stable production of bitumen has been demonstrated. Now a production evaluation period of 2-4 months has been launched to assess the production levels and the steam oil ratio.

Deep Well and its Canadian subsidiaries, Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd., have a 90 per cent working interest in 51 contiguous square miles of oil sands leases, a 100 per cent working interest in 5 contiguous square miles of oil sands leases and a 25 per cent working interest in 12 contiguous square miles in the Sawn Lake heavy oil area in North Central Alberta. The leases cover 17,408 gross hectares (43,015 gross acres).

This press release contains forward-looking statements. The words or phrases "would be," "to be," "will allow," "intends to," "will likely result," " expected," "will continue," "is anticipated," "potential," "recoverable," "estimate," "forecast," "project," “plans,” or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business and described in this press release. The Corporation's business and the realization of the results contemplated by this press release are subject to various risks, which are discussed in the Corporation's filings with the SEC. The Corporation's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Contact:

Deep Well Oil & Gas, Inc.

1 780 409 8144

info@deepwelloil.com

www.deepwelloil.com